EXHIBIT 3.1

CONSENT OF RICHARDSON & ASSOCIATES

The undersigned law firm hereby consents to the inclusion of its report on the validity of issuance of shares of Lux Digital Pictures, Inc., and to the reference to it as legal counsel for Lux Digital Pictures, Inc., in the Registration Statement on Form S-8 for Lux Digital Pictures, Inc. dated October 14, 2011.

/s/ Richardson & Associates

Santa Monica, California
October 14, 2011